Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Evolus, Inc. 2017 Omnibus Incentive Plan of our report dated March 8, 2023, with respect to the consolidated financial statements of Evolus, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Irvine, California
March 8, 2023